OMNIBUS AGREEMENT

among

CYPRESS ENERGY HOLDINGS, LLC,

CYPRESS ENERGY MANAGEMENT, LLC,

CYPRESS ENERGY PARTNERS, LLC

CYPRESS ENERGY PARTNERS, L.P.,

CYPRESS ENERGY PARTNERS GP, LLC

CYPRESS ENERGY PARTNERS – TIR, LLC

FOLEY INSPECTION SERVICES ULC

TULSA INSPECTION RESOURCES, LLC

TULSA INSPECTION RESOURCES – CANADA ULC

TULSA INSPECTION RESOURCES HOLDINGS, LLC

TULSA INSPECTION RESOURCES – NONDESTRUCTIVE EXAMINATION, LLC

MR. CHARLES C. STEPHENSON, JR.

AND

MS. CYNTHIA FIELD

January 21, 2014

OMNIBUS AGREEMENT

This OMNIBUS AGREEMENT is entered into on, and effective as of, the Closing Date (as defined herein) among Cypress Energy Holdings, LLC, a Delaware limited liability company (“Cypress Holdings”), Cypress Energy Management, LLC, a Delaware limited liability company (“CEM”), Cypress Energy Partners, LLC, a Delaware limited liability company (the “OLLC”), Cypress Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), Cypress Energy Partners GP, LLC, a Delaware limited liability company (the “General Partner”), Cypress Energy Partners – TIR, LLC, a Delaware limited liability company (“CEP TIR”), Foley Inspection Services ULC, an Alberta, Canada unlimited liability corporation (“Foley”), Tulsa Inspection Resources, LLC, a Delaware limited liability company (“TIR”), Tulsa Inspection Resources – Canada ULC, an Alberta, Canada unlimited liability corporation (“TIR Canada”), Tulsa Inspection Resources Holdings, LLC, a Delaware limited liability company (“TIR Holdings”). Tulsa Inspection Resources –Nondestructive Examination, LLC, a Delaware limited liability company (“NDE”), Mr. Charles C. Stephenson, Jr. and Ms. Cynthia Field. The above-named entities are sometimes referred to in this Agreement (as defined herein) each as a “Party” and collectively as the “Parties.”

R E C I T A L S:

1.                  The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article II, with respect to certain indemnification obligations of the Parties to each other.

2.                  The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article III, with respect to the amount to be paid (a) by the Partnership for the centralized overhead services to be performed by the General Partner and its Affiliates (as defined herein) for and on behalf of the Partnership Group (as defined herein) and (b) by TIR and the TIR Entities (as defined herein) for certain interest payment and other reimbursements.

3.                  The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article IV, with respect to the Partnership Group’s right of first offer with respect to the ROFO Assets (as defined herein).

4.                  The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article V, with respect to the granting of certain licenses between the Parties.

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In consideration of the premises and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

ARTICLE I
Definitions

1.1              Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below:

“Administrative Fee” is defined in Section 3.2(a).

“Affiliate” is defined in the Partnership Agreement.

“Agreement” means this Omnibus Agreement, as it may be amended, modified or supplemented from time to time in accordance with the terms hereof.

“Assets” means all disposal wells and related facilities and equipment, inspection equipment, storage tanks, offices and related equipment, real estate and other assets, or portions thereof, conveyed, contributed or otherwise transferred or intended to be conveyed, contributed or otherwise transferred pursuant to the Contribution Agreement to any member of the Partnership Group, or owned by, leased by or necessary for the operation of the business, properties or assets of any member of the Partnership Group, prior to or as of the Closing Date.

“CEI” is defined in Section 3.4.

“CEM” is defined in the introduction to this Agreement.

“CEP TIR” is defined in the introduction to this Agreement.

“Closing Date” means January 21, 2014, the date of the closing of the initial public offering of Common Units representing limited partner interests in the Partnership.

“Common Unit” is defined in the Partnership Agreement.

“Conflicts Committee” is defined in the Partnership Agreement.

“Contribution Agreement” means that certain Contribution, Conveyance and Assumption Agreement, dated as of the date hereof, among the General Partner, the Partnership, Cypress Holdings, Cypress Energy Holdings II, LLC, a Delaware limited liability company, OLLC, Cypress Energy Partners – SBG, LLC, a Delaware limited liability company, CEP TIR, TIR, Mr. Charles C. Stephenson, Jr., Ms. Cynthia Field, Mr. G. Les Austin and Mr. Richard Carson.

“control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

“Covered Environmental Losses” is defined in Section 2.1(a).

“Credit Agreement” means the $120 million secured credit agreement, dated December 24, 2013, by and among the Partnership, the OLLC, CEP TIR, TIR, Deutsche Bank AG, New York Branch, the other lenders party thereto and BMO Harris Bank N.A.

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“Cypress Entities” means Cypress Holdings and any Person controlled, directly or indirectly, by Cypress Holdings other than the General Partner or a member of the Partnership Group; and “Cypress Entity” means any of the Cypress Entities in their individual capacity.

“Cypress Holdings” is defined in the introduction to this Agreement.

“Environmental Deductible” is defined in Section 2.1(a)(iii).

“Environmental Laws” means all federal, state, and local laws, statutes, rules, regulations, orders, judgments, ordinances, codes, injunctions, decrees, Environmental Permits and other legally enforceable requirements and rules of common law now or hereafter in effect, relating to (a) pollution or protection of human health, natural resources, wildlife and the environment including, without limitation, the federal Comprehensive Environmental Response, Compensation, and Liability Act, the Superfund Amendments Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Oil Pollution Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act, and other environmental conservation and protection laws and the regulations promulgated pursuant thereto, and any state or local counterparts, each as amended from time to time, and (b) the generation, manufacture, processing, distribution, use, treatment, storage, transport, or handling of any Hazardous Substances.

“Environmental Permit” means any permit, approval, identification number, license, registration, certification, consent, exemption, variance or other authorization required under or issued pursuant to any applicable Environmental Law, including applications for renewal of such permits in which the application allows for continued operation under the terms of an expired permit.

“Foley” is defined in the introduction to this Agreement.

“General Partner” is defined in the introduction to this Agreement.

“Governmental Authority” means the United States, any foreign country, state, county, city or other incorporated or unincorporated political subdivision, agency or instrumentality thereof.

“Governmental Requirement” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement, whether now or hereinafter in effect, including environmental laws, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.

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“Hazardous Substance” means (a) any substance, whether solid, liquid, gaseous, semi-solid or any combination thereof, that is designated, defined or classified as a hazardous waste, solid waste, hazardous material, pollutant, contaminant or toxic or hazardous substance, or terms of similar meaning, or that is otherwise regulated under any Environmental Law, including, without limitation, any hazardous substance as defined under the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, and including asbestos and lead-containing paints or coatings, radioactive materials, and polychlorinated biphenyls, and (b) petroleum, oil, gasoline, natural gas, fuel oil, motor oil, waste oil, diesel fuel, jet fuel, and other refined petroleum hydrocarbons, solely to the extent regulated under applicable Environmental Laws.

“Indemnified Party” means the Partnership Group or the Cypress Entities, as the case may be, in its capacity as the party entitled to indemnification in accordance with Article II.

“Indemnifying Party” means either the Partnership Group or Cypress Holdings, as the case may be, in its capacity as the party from whom indemnification may be sought in accordance with Article II.

“License” is defined in Section 5.1.

“Limited Partner” is defined in the Partnership Agreement.

“Loan Origination Fee” means the $2.05 million loan origination fee paid in connection with the Fee Letter, dated December 24, 2013 between Deutsche Bank AG, New York Branch and the Partnership.

“Losses” means any losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses (including, without limitation, court costs and reasonable attorney’s and expert’s fees) of any and every kind or character, known or unknown, fixed or contingent.

“Marks” is defined in Section 5.1.

“Mediation Notice” is defined in Section 6.3.

“NDE” is defined in the introduction to this Agreement.

“OLLC” is defined in the introduction to this Agreement.

“Partnership” is defined in the introduction to this Agreement.

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of Cypress Energy Partners, L.P., dated as of January 21, 2014, as such agreement is in effect on the Closing Date, to which reference is hereby made for all purposes of this Agreement.

“Partnership Change of Control” means Cypress Holdings ceases to directly or indirectly control the general partner of the Partnership.

“Partnership Group” means the Partnership and any of its Subsidiaries, treated as a single consolidated entity.

“Partnership Group Member” means any member of the Partnership Group.

“Partnership Indebtedness Interest” means interest expense relating to amounts borrowed under the Credit Agreement.

“Partnership Securities” means any equity or debt instrument of the Partnership.

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“Party” and “Parties” are defined in the introduction to this Agreement.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Producer Price Index” means the Producer Price Index for Finished Goods, as provided by the U.S. Department of Labor, Bureau of Labor Statistics.

“Proposed Transaction” is defined in Section 4.2(a).

“Registration Statement” means the Registration Statement on Form S-1 filed by the Partnership with the United States Securities and Exchange Commission (Registration No. 333-192328), as amended.

“Retained Assets” means all disposal wells and related facilities and equipment, inspection equipment, storage tanks, offices and related equipment, real estate and other assets, or portions thereof, owned by any of the Cypress Entities that were not directly or indirectly conveyed, contributed or otherwise transferred to the Partnership Group pursuant to the Contribution Agreement or the other documents referred to in the Contribution Agreement.

“ROFO Assets” means the assets listed on Schedule IV to this Agreement.

“ROFO Notice” is defined in Section 4.2(a).

“ROFO Period” is defined in Section 4.1(a).

“ROFO Response” is defined in Section 4.2(a).

“ROFO Response Deadline” is defined in Section 4.2(a).

“Subsidiary” is defined in the Partnership Agreement.

“TIR” is defined in the introduction to this Agreement.

“TIR Canada” is defined in the introduction to this Agreement.

“TIR Entities Non-Controlling Interest Holders” means CEP TIR, Mr. Charles C. Stephenson, Jr., Ms. Cynthia Field and any transferee or other successors in interest thereto, so long as such Person owns, directly or indirectly, an ownership interest in any TIR Entity.

“TIR Entities Manager” means the OLLC.

“TIR Entity” means collectively TIR, NDE, TIR Canada, TIR Holdings and Foley, and any successor-in-interest thereto.

“TIR Majority Interest Holder” means the OLLC.

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“TIR Non-Controlling Interest Holders” means CEP TIR, Mr. Charles C. Stephenson, Jr., Ms. Cynthia Field and any transferee or other successors in interest thereto, so long as such person owns, directly or indirectly, an ownership interest in TIR.

“TIR Parent” means Tulsa Inspection Resources, Inc., an Oklahoma corporation.

“TIR Reorganization” means the purchase of shares of common stock of TIR Parent by CEP TIR and through a series of acquisitions, the merger of TIR Parent with and into TIR, the distribution by TIR of its interest in NDE, TIR Canada and Tulsa Inspection Resources-Acquisition Corp., which directly owned Foley prior to its amalgamation with Foley, to its members, and all other transactions, disputes, claims and expenses related thereto.

“TIR Restructuring Indebtedness” means the $10 million of incremental borrowings that would have been required to purchase certain non-controlling interest holders’ interests in TIR, as if such indebtedness had been incurred under the Credit Agreement.

“Transfer” means to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of, whether in one or a series of transactions.

ARTICLE II
Indemnification

2.1              Environmental Indemnification.

(a)                Subject to Section 2.4, Cypress Holdings shall indemnify, defend and hold harmless the Partnership Group from and against any of the following Losses suffered or incurred by the Partnership Group, directly or indirectly, or as a result of any claim by a third party, by reason of or arising out of the operation or ownership of the Assets prior to the Closing Date:

(i)                 any violation or correction of violation of Environmental Laws occurring or arising, in whole or in part, prior to the Closing Date;

(ii)               any currently existing environmental event, action, omission, condition or matter or currently pending legal action against the Partnership Group, a true and correct summary of which is described on Schedule I attached hereto; and

(iii)             any event, condition, action, omission or matter that has an adverse impact on the environment and is associated with or arising, in whole or in part, from the ownership or operation of the Assets prior to the Closing Date (including, without limitation, the presence of Hazardous Substances on, under, about or migrating to or from the Assets or the disposal or release of Hazardous Substances generated by operation of the Assets at non-Asset locations) including, without limitation, (A) the cost and expense of any required investigation, assessment, evaluation, monitoring, containment, cleanup, repair, restoration, remediation or other corrective action under Environmental Laws, (B) the cost and expense of the preparation and implementation of any closure, remedial, corrective action, or other plans required or necessary under Environmental Laws, and (C) the cost and expense of any environmental or toxic tort pre-trial, trial, or appellate legal or litigation support work; provided, however, Cypress Holdings shall not be obligated to indemnify, defend and hold harmless the Partnership Group for a Loss under this Section 2.1(a)(iii) until such time as the aggregate amount of all Losses under this Section 2.1(a)(iii) exceeds $350,000 (the “Environmental Deductible”), at which time Cypress Holdings shall be obligated to indemnify the Partnership Group for the total amount of such Losses in excess of the Environmental Deductible;

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provided, however, that with respect to any event, condition or matter under Sections 2.1(a)(iii), Cypress Holdings will be obligated to indemnify the Partnership Group only to the extent that Cypress Holdings is notified in writing of such violation, event, condition or environmental matter on or before the third anniversary of the Closing Date (clauses (i) through (iii) collectively, “Covered Environmental Losses”).

(b)               The Partnership Group, jointly and severally, shall indemnify, defend and hold harmless the Cypress Entities from and against any Losses suffered or incurred by the Cypress Entities, directly or indirectly, or as a result of any claim by a third party, by reason of or arising out of:

(i)                 any violation or correction of violation of Environmental Laws associated with or arising, in whole or in part, from the ownership or operation of the Assets occurring on or after the Closing Date; and

(ii)               any event, condition or matter associated with or arising, in whole or in part, from the ownership or operation of the Assets on or after the Closing Date (including, but not limited to, the presence of Hazardous Substances on, under, about or migrating to or from the Assets or the disposal or release of Hazardous Substances generated by operation of the Assets at non-Asset locations) that requires investigation, assessment, evaluation, monitoring, containment, cleanup, repair, restoration, remediation or other corrective action under Environmental Laws, including, without limitation, (A) the cost and expense of any such activity, (B) the cost or expense of the preparation and implementation of any closure, remedial, corrective action, or other plans required or necessary under Environmental Laws, and (C) the cost and expense for any environmental or toxic tort pre-trial, trial, or appellate legal or litigation support work, to the extent that any of the foregoing matters under (i) and (ii) are not Covered Environmental Losses for which the Partnership Group is entitled to indemnification from Cypress Holdings under this Article II without giving effect to the Environmental Deductible.

2.2              Additional Indemnification.

(a)                In addition to and not in limitation of the indemnification provided under Sections 2.1(a), Cypress Holdings shall indemnify, defend, and hold harmless the Partnership Group from and against any Losses suffered or incurred by the Partnership Group and relating to or arising out of:

(i) (A) the consummation of the transactions contemplated by the Contribution Agreement or (B) events, actions, omissions and conditions associated with the ownership or operation of the Assets and occurring prior to the Closing Date (other than Covered Environmental Losses, which are provided for under Section 2.1); provided, however, that such obligation to indemnify will terminate five (5) years after the Closing Date;

(ii) any litigation matters attributable to the ownership or operation of the Assets prior to the Closing Date, including the currently pending legal actions against Cypress Holdings set forth on Schedule II attached hereto; provided, however that no indemnification claims may be made against Cypress Holdings for legal matters not identified on Schedule II or otherwise known to Cypress Holdings as of the Closing Date unless the aggregate dollar amount of such Losses suffered or incurred by the Partnership Group exceeds $250,000, after such time Cypress Holdings shall be liable for the full amount of such Losses in excess of $250,000;

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(iii) any claims associated with or arising from the Retained Assets following the closing, regardless of whether the events or conditions underlying such claims occurred prior to or following the Closing Date;

(iv) all federal, state and local income tax liabilities attributable to the ownership or operation of the Assets prior to the Closing Date, including under Treasury Regulation Section 1.1502-6 (or any similar provision of state or local law), and any such income tax liabilities of Cypress Holdings that may result from the consummation of the formation transactions for the Partnership Group and the General Partner occurring on or prior to the Closing Date; provided, however, that such obligation to indemnify will terminate 60 days after the expiration of any applicable statute of limitations;

(v) the failure of any Partnership Group Member to have on the Closing Date any title, right of way, consent, license, permit or approval necessary to allow such Partnership Group Member to own or operate the Assets in substantially the same manner that the contributed assets were owned or operated immediately prior to the Closing Date and as described in the Registration Statement; provided, however, that such obligation to indemnify will terminate on the fifth anniversary of the Closing Date; provided, further, no claims may be made against Cypress Holdings for indemnification pursuant this Section 2.2(a)(v) unless the aggregate dollar amount of the Losses suffered or incurred under this Section 2.2(a)(v) by the Partnership Group exceeds $500,000, after such time Cypress Holdings shall be liable for the full amount of such Losses in excess of $500,000; and

(vi) any losses suffered or incurred by the Partnership Group and related to, associated with or arising, in whole or part, from the TIR Reorganization.

(b)               In addition to and not in limitation of the indemnification provided under Section 2.1(b) or the Partnership Agreement, the Partnership Group, jointly and severally, shall indemnify, defend, and hold harmless the Cypress Entities from and against any Losses suffered or incurred by the Cypress Entities by reason of or arising out of events, actions, omissions and conditions associated with the ownership or operation of the Assets and occurring after the Closing Date (other than Covered Environmental Losses which are provided for under Section 2.1), unless such indemnification would not be permitted under the Partnership Agreement by reason of one of the provisos contained in Section 7.7(a) of the Partnership Agreement.

2.3              Indemnification Procedures.

(a)                The Indemnified Party agrees that within a reasonable period of time after it becomes aware of facts giving rise to a claim for indemnification under this Article II, it will provide notice thereof in writing to the Indemnifying Party, specifying the nature of and specific basis for such claim.

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(b)               The Indemnifying Party shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Indemnified Party that are covered by the indemnification under this Article II, including, without limitation, the selection of counsel, determination of whether to appeal any decision of any court and the settling of any such claim or any matter or any issues relating thereto; provided, however, that no such settlement shall be entered into without the consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed) unless it includes a full release of the Indemnified Party from such claim or any matter or any issues relating thereto, as the case may be.

(c)                The Indemnified Party agrees to cooperate in good faith with the Indemnifying Party, with respect to all aspects of the defense of and pursuit of any counterclaims with respect to any claims covered by the indemnification under this Article II, including, without limitation, the prompt furnishing to the Indemnifying Party of any correspondence or other notice relating thereto that the Indemnified Party may receive, permitting the name of the Indemnified Party to be utilized in connection with such defense and counterclaims, the making available to the Indemnifying Party of any files, records or other information of the Indemnified Party that the Indemnifying Party considers relevant to such defense and counterclaims, the making available to the Indemnifying Party of any employees of the Indemnified Party and the granting to the Indemnifying Party of reasonable access rights to the properties and facilities of the Indemnified Party; provided, however, that in connection therewith the Indemnifying Party agrees to use reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party and further agrees to maintain the confidentiality of all files, records, and other information furnished by the Indemnified Party pursuant to this Section 2.3. In no event shall the obligation of the Indemnified Party to cooperate with the Indemnifying Party as set forth in the immediately preceding sentence be construed as imposing upon the Indemnified Party an obligation to hire and pay for counsel in connection with the defense of any claims or pursuit of any counterclaims covered by the indemnification set forth in this Article II; provided, however, that the Indemnified Party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense and counterclaims. The Indemnifying Party agrees to keep any such counsel hired by the Indemnified Party reasonably informed as to the status of any such defense or counterclaim, but the Indemnifying Party shall have the right to retain sole control over such defense and counterclaim so long as the Indemnified Party is still seeking indemnification hereunder.

(d)               In determining the amount of any loss, cost, damage or expense for which the Indemnified Party is entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by (i) any insurance proceeds realized by the Indemnified Party, and such correlative insurance benefit shall be net of any incremental insurance premium that becomes due and payable by the Indemnified Party as a result of such claim and (ii) all amounts recovered by the Indemnified Party under contractual indemnities from third Persons.

2.4              Limitations Regarding Indemnification. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, IN NO EVENT SHALL ANY PARTY’S INDEMNIFICATION OBLIGATION HEREUNDER COVER OR INCLUDE CONSEQUENTIAL, INDIRECT, INCIDENTAL, PUNITIVE, EXEMPLARY, SPECIAL OR SIMILAR DAMAGES OR LOST PROFITS (INCLUDING ANY DIMINUTION IN VALUE OF ANY PARTY’S RESPECTIVE INVESTMENT IN THE PARTNERSHIP) SUFFERED, DIRECTLY OR INDIRECTLY, BY ANY OTHER PARTY ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT.

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ARTICLE III
Services; Indebtedness

3.1              Provision of General and Administrative Services. Cypress Holdings agrees to provide, and agrees to cause its Affiliates to provide, on behalf of the General Partner for the Partnership Group’s benefit, all of the centralized overhead services that Cypress Holdings and its Affiliates have traditionally provided in connection with the Assets including, without limitation, the general and administrative services listed on Schedule III to this Agreement, and shall pay on behalf of the Partnership:

(a)                salaries of employees of the General Partner and its Affiliates (other than the Partnership or its Subsidiaries), to the extent such employees perform the foregoing services for the Partnership Group;

(b)               the cost of employee benefits relating to employees of the General Partner and its Affiliates (other than the Partnership or its Subsidiaries), including 401(k), pension, bonuses and health insurance benefits (whether through insurance policies provided by third parties or self-insurance), to the extent such employees perform the foregoing services for the Partnership Group;

(c)                all expenses incurred or payments made by the General Partner or its Affiliates for insurance coverage or deductibles with respect to the Assets or the business of the Partnership Group as well as any claims received with respect to the Assets or the business of the Partnership Group; and

(d)               all expenses incurred as a result of the Partnership becoming and continuing as a publicly traded entity, including costs associated with filings under the Securities Exchange Act of 1934, independent auditor fees, partnership governance and compliance, registrar and transfer agent fees, tax return and Schedule K-1 preparation and distribution, legal fees and director compensation.

3.2              Administrative Fee.

(a)                As consideration for the provision of such services described in Section 3.1 by Cypress Holdings and CEM, the Partnership Group shall pay to Cypress Holdings (i) on or before the tenth business day of the month following the month in which the Closing Date occurs, an amount equal to $10,958.90 a day from and including the Closing Date through the last day of the month in which the Closing Date occurs and (ii) commencing with the first full quarter after the Closing Date, an annual fee (the “Administrative Fee”) of $4,000,000 payable in arrears in equal quarterly installments on or before the tenth business day of each subsequent quarter.

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(b)               The Administrative Fee shall be increased annually by the percentage equal to the increase, if any, in the Producer Price Index plus one (1) percent. In the event that (i) the Partnership Group makes any material contribution, acquisition or disposition of assets or businesses, (ii) a change occurs in the scope of services provided to the Partnership Group and the fees related thereto (iii) a change occurs in an applicable Governmental Requirement or (iv) Cypress Holdings and the General Partner (including, if applicable, its Board of Directors or the Conflicts Committee) so agree, then the Administrative Fee shall be appropriately adjusted, after approval by the Conflicts Committee, in order to account for changes in the nature and extent of the general and administrative services provided by Cypress Holdings to the Partnership Group.

(c)                On a quarterly basis, the TIR Entities Manager shall in its sole discretion determine the portion of the Administrative Fee that is allocable to the business of each TIR Entity on the basis of the gross margin contribution of each TIR Entity’s business relative to the other businesses of the Partnership (but excluding the portion of the Administrative Fee that is not related to any business segment of the Partnership), or on such other basis as is determined by the board of directors of the General Partner with the approval of the conflicts committee thereof. Following each such determination, each of the TIR Entities Non-Controlling Interest Holders agrees to pay the TIR Entities Manager the respective share of such fee based on such TIR Entities’ Non-Controlling Interest Holders’ proportionate ownership of the applicable TIR Entity as of the end of the quarter in which the determination is made. Such fee will be paid to the TIR Majority Interest Holder  from cash distributions made by TIR otherwise payable to the TIR Non-Controlling Interest Holders.

3.3              Reimbursement and Allocation.

(a)                The Partnership Group shall reimburse Cypress Holdings for all tax costs and expenses incurred or payments made by Cypress Holdings and its Affiliates (other than Partnership Group Members) on behalf of the Partnership Group including all sales, use, excise, value added, margin, franchise or similar taxes, if any, that may be applicable from time to time associated with the ownership and operation of the Assets or with respect to the services provided by the Partnership Group.

(b)               Such reimbursements shall be made by the Partnership Group on or before the tenth business day of each quarter following the quarter such costs and expenses are incurred. For the avoidance of doubt, the costs and expenses set forth in this Section 3.3 shall be paid by the Partnership Group in addition to, and not as a part of or included in, the Administrative Fee. As long as the General Partner is an Affiliate of Cypress Holdings, the Partnership and Cypress Holdings may settle the Partnership Group’s financial obligations to Cypress Holdings through Cypress Holdings’ normal inter-affiliate settlement processes.

3.4              Limitation on Indebtedness of CEP TIR. Holdings shall not, and shall cause Cypress Energy Investment, LLC, a Delaware limited liability company and sole member of CEP TIR (“CEI”) not to, (a) amend, restate, supplement or otherwise modify the purpose of CEP TIR as described in paragraph 4 of the Amended and Restated Limited Liability Company Agreement of Cypress Energy Partners – TIR, LLC dated January 21, 2014 made and entered into by CEI, (b) replace CEI as sole member of CEP TIR or (c) borrow, or cause to be borrowed or receive distributions or cause to be distributed any proceeds from borrowings under any indebtedness incurred by any Partnership Group Member, in each case, without first obtaining Special Approval (as defined in the Partnership Agreement).

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3.5              TIR Non-Controlling Interest Holders; Reimbursement. Each of the TIR Non-Controlling Interest Holders agrees to pay to the Partnership a fee equal to each of their (i) pro rata share of interest due on the TIR Restructuring Indebtedness and (ii) the full amount of the amortization expense of the Loan Origination Fee, on the basis of the respective ownership interest in TIR of the TIR Non-Controlling Interest Holders on December 24, 2013. Such fee will be paid to the TIR Majority Interest Holder  in four (4) equal installments from distributions otherwise payable to the TIR Non-Controlling Interest Holders.

3.6              TIR Entities Non-Controlling Interest Holders; Reimbursement. On a quarterly basis, the TIR Entities Manager shall in its sole discretion determine the portion of the Partnership Indebtedness Interest that is allocable to the business of each TIR Entity on the basis of the application of the proceeds of such indebtedness, or on such other basis as is determined by the board of directors of the General Partner with the approval of the Conflicts Committee thereof. Following each such determination, each of the TIR Entities Non-Controlling Interest Holders agrees to pay the TIR Entities Manager the share of such interest payment for Partnership Indebtedness Interest that is allocable to the business of each TIR Entity based on such TIR Entities Non-Controlling Interest Holders’ proportionate ownership of the applicable TIR Entity as of the end of the quarter in which the determination is made.

ARTICLE IV
Right of First Offer

4.1              Right of First Offer to Purchase Certain Assets.

(a)                For the period beginning on the Closing Date and ending on the earlier of the fifth anniversary of the Closing Date and a Partnership Change of Control (the “ROFO Period”), the Cypress Entities hereby grant to the Partnership Group a right of first offer on any ROFO Asset to the extent that any Cypress Entity proposes to Transfer any ROFO Asset (other than to an Affiliate who agrees in writing that such ROFO Asset remains subject to the provisions of this Article IV and such Affiliate assumes the obligations under this Article IV with respect to such ROFO Asset) or enters into any agreement relating to such Transfer or proposed Transfer of any ROFO Asset during the ROFO Period; provided, however, that Cypress Entities may transfer all or any part of a ROFO Asset to an Affiliate of Cypress Holdings that agrees in writing that such ROFO Asset remains subject to the provisions of this Article IV and such Affiliate assumes in writing the obligations of the Cypress Entities under this Article IV with respect to such ROFO Asset, and such Transfer shall not be subject to the Partnership Group’s right of first offer under this Article IV.

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(b)               The Parties acknowledge that any Transfer of ROFO Assets pursuant to the Partnership Group’s right of first offer is subject to the terms of all existing agreements with respect to the ROFO Assets and shall be subject to and conditioned on the obtaining of any and all necessary consents of security holders, governmental authorities, lenders or other third parties.

4.2              Procedures.

(a)                In the event a Cypress Entity proposes to Transfer any applicable ROFO Asset (other than to an Affiliate, in accordance with Section 4.1(a)) during the ROFO Period (a “Proposed Transaction”), Cypress Holdings shall, prior to any Cypress Entity entering into any such Proposed Transaction, first give notice in writing to the Partnership Group (the “ROFO Notice”) of the intention to enter into such Proposed Transaction. The ROFO Notice shall include: (i) a description of the ROFO Assets subject to the Proposed Transaction, and (ii) any material terms, conditions and details as would be necessary for a Partnership Group Member to make a responsive offer to enter into the Proposed Transaction with the Cypress Entity, which terms, conditions and details shall at a minimum include any terms, condition or details that Cypress Holdings would propose to provide to non-Affiliates in connection with the Proposed Transaction. If the Partnership Group decides to purchase the ROFO Assets, the Partnership Group shall have 45 days following receipt of the ROFO Notice (the “ROFO Response Deadline”) to propose an offer to enter into the Proposed Transaction with the Cypress Entity (the “ROFO Response”). The ROFO Response shall set forth the terms and conditions (including, without limitation, the purchase price the applicable Partnership Group Member proposes to pay for the ROFO Asset and the other terms of the purchase including, if requested by a Cypress Entity, the terms on which the Partnership Group Member will provide services to the Cypress Entity to enable the Cypress Entity to utilize the applicable ROFO Asset) pursuant to which the Partnership Group would be willing to enter into a binding agreement for the Proposed Transaction. If no ROFO Response is delivered by the Partnership Group by the ROFO Response Deadline, then the Partnership Group shall be deemed to have decided not to purchase the applicable ROFO Assets, and the Partnership Group shall be deemed to have waived its right of first offer with respect to such ROFO Asset, subject to Section 4.2(c).

(b)               If Cypress Holdings rejects the ROFO Response or fails to respond to such ROFO Response within 45 days of the receipt thereof, such ROFO Response shall be deemed to have been rejected by Cypress Holdings, and Cypress Holdings shall not be required to enter into an agreement with the applicable Partnership Group Member regarding the Proposed Transaction. If Cypress Holdings accepts the ROFO Response, it will confirm such acceptance in a written notice to the applicable Partnership Group Member upon the terms set forth in the ROFO Response, and, if applicable, the Partnership Group Member shall enter into an agreement with the Cypress Entity setting forth the terms on which the Partnership Group Member will provide services to the Cypress Entity to enable the Cypress Entity to utilize the ROFO Asset. Unless otherwise agreed between Cypress Holdings and the applicable Partnership Group Member, the terms of the purchase and sale agreement will include the following:

(i)                 the Partnership Group Member will deliver the agreed purchase price (in cash, Partnership Securities, an interest-bearing promissory note, or any combination thereof);

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(ii)               Cypress Holdings will represent that it has title to the ROFO Assets that is sufficient to own and operate the ROFO Assets in accordance with their intended and historical use, subject to all recorded matters and all physical conditions in existence on the closing date for the purchase of the applicable ROFO Asset, plus any other such matters as the Partnership Group Member may approve. If the Partnership Group Member desires to obtain any title insurance with respect to the ROFO Asset, the full cost and expense of obtaining the same (including but not limited to the cost of title examination, document duplication and policy premium) shall be borne by the Partnership Group Member;

(iii)             Cypress Holdings will grant to the Partnership Group Member the right, exercisable at the Partnership Group Member’s risk and expense prior to the delivery of the ROFO Response, to make such surveys, tests and inspections of the ROFO Asset as the Partnership Group Member may deem desirable, so long as such surveys, tests or inspections do not damage the ROFO Asset or interfere with the activities of Cypress Holdings;

(iv)             Cypress Holdings and the applicable Partnership Group Member shall use commercially reasonable efforts to do or cause to be done all things that may be reasonably necessary or advisable to effectuate the consummation of any transactions contemplated by this Section 4.2(b), including causing its respective Affiliates to execute, deliver and perform all documents, notices, amendments, certificates, instruments and consents required in connection therewith; and

(v)               neither Cypress Holdings nor the applicable Partnership Group Member shall have any obligation to sell or buy the applicable ROFO Asset if any of the consents referred to in Section 4.1(b) has not been obtained.

(c)                If the Partnership Group has not timely delivered a ROFO Response as specified above with respect to a Proposed Transaction that is subject to a ROFO Notice, or if Cypress Holdings has rejected or is deemed to have rejected a ROFO Response, Cypress Holdings shall be free to enter into a Proposed Transaction with any third party (i) on terms and conditions (excluding those relating to price) that are not more favorable in the aggregate to such third party than those proposed in respect of the Partnership Group in the ROFO Response and (ii) at a price equal to no less than 100% of the price offered by the applicable Partnership Group Member in the ROFO Response to Cypress Holdings; provided, if such Proposed Transaction with a third party shall not have been consummated within the later of (A) 180 days after the ROFO Response Deadline, and (B) 10 days after the satisfaction of all consent, governmental approval or filing requirements, if any, then the ROFO Notice shall be deemed to have lapsed, and Cypress Holdings shall not Transfer any of the ROFO Assets described in the ROFO Notice without complying again with the provisions of this Article IV if and to the extent then applicable.

(d)               If requested by the Partnership Group, the Cypress Entities shall use commercially reasonable efforts to obtain any financial statements with respect to any ROFO Assets Transferred pursuant to this Article IV to the extent required under Regulation S-X promulgated by the Securities and Exchange Commission or any successor statute.

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ARTICLE V
Licenses of Marks

5.1              Grant of License. Upon the terms and conditions set forth in this Article V, Cypress Holdings hereby grants and conveys to the Partnership and each of the entities currently or hereafter comprising a part of the Partnership Group a nontransferable, nonexclusive, royalty-free right and license (the “License”) to use the name “Cypress” and “Tulsa Inspection Resources” and any other associated or related service marks, trademarks, graphics and tradenames owned by Cypress Holdings (collectively, the “Marks”).

5.2              Ownership and Quality of Marks. The Partnership, on behalf of itself and the other Partnership Group Members, agrees that ownership of the Marks and the goodwill relating thereto shall remain vested in Cypress Holdings during the term of the License and thereafter. To the fullest extent permitted by law, the Partnership agrees, and agrees to cause the other Partnership Group Members, never to challenge, contest or question the validity of Cypress Holdings’ ownership of the Marks or any registration thereof by Cypress Holdings. In connection with the use of the Marks, the Partnership and any other Partnership Group Member shall not in any manner represent that they have any ownership in the Marks or registration thereof. The Partnership, on behalf of itself and the other Partnership Group Members, acknowledges that the use of the Marks shall not create any right, title or interest in or to the Marks, and all use of the Marks by the Partnership or any other Partnership Group Member shall inure to the benefit of Cypress Holdings. The Partnership agrees, and agrees to cause the other Partnership Group Members, to use the Marks in accordance with such quality standards established by Cypress Holdings and communicated to the Partnership Group from time to time, it being understood that the products and services offered by the Partnership Group Members as of the Closing Date are of a quality that is acceptable to Cypress Holdings.

5.3              Termination. The License shall terminate upon the termination of this Agreement pursuant to Section 6.6.

ARTICLE VI
Miscellaneous

6.1              Offset; TIR Entities. To the fullest extent permitted by law, at any time when a TIR Entity is to pay or distribute any amount to any of its members, any amounts that a member, in its capacity as a member, then owes to such TIR Entity or another member of such TIR Entity, whether pursuant to this Agreement (including Sections 3.2(c), 3.5 and 3.6), a related agreement or otherwise, may be deducted from the amount to be paid or distributed to each member of such TIR Entity before payment or distribution (with written notice to such member of such offset). To the fullest extent permitted by law, in the event of any amounts that a member of a TIR entity owes to another member of such TIR Entity, the TIR Entities Manager shall promptly distribute such deducted amount to the appropriate member of such TIR Entity.

6.2              Choice of Law; Submission to Jurisdiction. This Agreement shall be subject to and governed by the laws of the State of Delaware, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. EACH OF THE PARTIES HERETO AGREES THAT THIS AGREEMENT INVOLVES AT LEAST U.S. $100,000 AND THAT THIS AGREEMENT HAS BEEN ENTERED INTO IN EXPRESS RELIANCE UPON 6 Del. C. § 2708. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES (i) TO BE SUBJECT TO THE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND OF THE FEDERAL COURTS SITTING IN THE STATE OF DELAWARE, AND (ii) TO THE EXTENT SUCH PARTY IS NOT OTHERWISE SUBJECT TO SERVICE OF PROCESS IN THE STATE OF DELAWARE, TO APPOINT AND MAINTAIN AN AGENT IN THE STATE OF DELAWARE AS SUCH PARTY’S AGENT FOR ACCEPTANCE OF LEGAL PROCESS AND TO NOTIFY THE OTHER PARTIES OF THE NAME AND ADDRESS OF SUCH AGENT.

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6.3              Non-Binding Mediation. If the Parties cannot resolve any dispute or claim arising under this Agreement, then no earlier than 10 days nor more than 60 days following written notice to the other Parties, any Party may initiate mandatory, non-binding mediation hereunder by giving a notice of mediation (a “Mediation Notice”) to the other Parties to the dispute or claim. In connection with any mediation pursuant to this Section 6.3, the mediator shall be jointly appointed by the Parties to the dispute or claim and the mediation shall be conducted in Tulsa, Oklahoma unless otherwise agreed by the Parties to the dispute or claim. All costs and expenses of the mediator appointed pursuant to this Section 6.3 shall be shared equally by the Parties to the dispute or claim. The then-current Model ADR Procedures for Mediation of Business Disputes of the Center for Public Resources, Inc., either as written or as modified by mutual agreement of the Parties to the dispute or claim, shall govern any mediation pursuant to this Section 6.3. In the mediation, each Party to the dispute or claim shall be represented by one or more senior representatives who shall have authority to resolve any disputes. If a dispute or claim has not been resolved within 30 days after the receipt of the Mediation Notice by a Party, then any Party to the dispute or claim may refer the resolution of the dispute or claim to litigation.

6.4              Notice. All notices or requests or consents provided for by, or permitted to be given pursuant to, this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the Person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by facsimile to such Party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by facsimile shall be effective upon actual receipt if received during the recipient’s normal business hours or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below such Party’s signature to this Agreement or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 6.4.

If to the Cypress Entities:

Cypress Energy Holdings, LLC
5727 S. Lewis Avenue, Suite 500

Tulsa, Oklahoma 74105

Attn: General Counsel and Secretary
Facsimile: (918) 748-3905

If to the Partnership Group:

Cypress Energy Partners, L.P.
c/o Cypress Energy Partners GP, LLC, its General Partner
5727 S. Lewis Avenue, Suite 500

Tulsa, Oklahoma 74105

Attn: Executive Vice President and General Counsel
Facsimile: (918) 748-3905

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6.5              Entire Agreement. This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.

6.6              Termination of Agreement. This Agreement, other than the provisions set forth in Article II hereof, may be terminated by (a) the written agreement of all of the Parties or (b) Cypress Holdings or the Partnership upon a Partnership Change of Control by written notice given to the other Parties to this Agreement. For the avoidance of doubt, the Parties’ indemnification obligations under Article II shall, to the fullest extent permitted by law, survive the termination of this Agreement in accordance with their respective terms.

6.7              Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties hereto. Any amendment hereto that the General Partner determines would materially adversely affect the holders of Common Units must be approved by the Conflicts Committee. Each such instrument shall be reduced to writing and shall be designated on its face an “Amendment” or an “Addendum” to this Agreement.

6.8              Assignment. No Party shall have the right to assign its rights or obligations under this Agreement without the consent of the other Parties hereto.

6.9              Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission or in portable document format (.pdf) shall be effective as delivery of a manually executed counterpart hereof.

6.10          Severability. If any provision of this Agreement shall be held invalid or unenforceable by a court or regulatory body of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect.

6.11          Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each signatory party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

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6.12          Rights of Limited Partners. The provisions of this Agreement are enforceable solely by the Parties to this Agreement, and no Limited Partner of the Partnership shall have the right, separate and apart from the Partnership, to enforce any provision of this Agreement or to compel any Party to this Agreement to comply with the terms of this Agreement.

[Signature pages follow]

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IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the Closing Date.

CYPRESS ENERGY HOLDINGS, LLC

By:	/s/ G. Les Austin
Name: G. Les Austin
Title: Chief Financial Officer

CYPRESS ENERGY MANAGEMENT, LLC

By:	/s/ G. Les Austin
Name: G. Les Austin
Title: Chief Financial Officer, Vice President, Secretary and Treasurer

CYPRESS ENERGY PARTNERS, LLC

By:	/s/ G. Les Austin
Name: G. Les Austin
Title: Chief Financial Officer, Vice President, Secretary and Treasurer

CYPRESS ENERGY PARTNERS, L.P.

By:	Cypress Energy Partners GP, LLC,
its general partner

By:	/s/ G. Les Austin
Name: G. Les Austin
Title: Vice President and Chief Financial Officer

[Signature page to Omnibus Agreement]

CYPRESS ENERGY PARTNERS GP, LLC

By:	/s/ G. Les Austin
Name: G. Les Austin
Title: Vice President and Chief Financial Officer

CHARLES C. STEPHENSON, JR.

/s/ Charles C. Stephenson, Jr.

CYNTHIA FIELD

/s/ Cynthia Field

[Signature pages to Omnibus Agreement]

CYPRESS ENERGY PARTNERS – TIR, LLC

By:	/s/ G. Les Austin
Name: G. Les Austin
Title: Chief Financial Officer, Vice President, Secretary and Treasurer

FOLEY INSPECTION SERVICES ULC

By:	/s/ Randall Lorett
Name: Randall Lorett
Title: Chief Executive Officer

TULSA INSPECTION RESOURCES, LLC

By:	/s/ Richard Carson
Name: Richard Carson
Title: Secretary

TULSA INSPECTION RESOURCES – CANADA ULC

By:	/s/ Randall Lorett
Name: Randall Lorett
Title: Chief Executive Officer

TULSA INSPECTION RESOURCES – HOLDINGS, LLC

By:	/s/ Richard Carson
Name: Richard Carson
Title: Secretary

[Signature pages to Omnibus Agreement]

TULSA INSPECTION RESOURCES – NONDESTRUCTIVE EXAMINATION, LLC

By:	/s/ Richard Carson
Name: Richard Carson
Title: Secretary

[Signature pages to Omnibus Agreement]

Schedule I
Pending Environmental Issues

None

Schedule II
Pending Litigation

None

Schedule III
General and Administrative Services

(1)	Executive services
(2)	Financial and administrative services (including, but not limited to, treasury and accounting)
(3)	Information technology services
(4)	Legal services
(5)	Corporate Health, safety and environmental services
(6)	Human resources services
(7)	Procurement services
(8)	Corporate engineering services
(9)	Business development services
(10)	Investor relations
(11)	Tax matters
(12)	Insurance coverage

Schedule IV
ROFO Assets

(1)	Any assets used in, or entities engaged primarily in, providing saltwater disposal and other water environmental services to U.S. onshore oil and natural gas producers and trucking companies in the U.S.
(2)	Any assets or entities currently owned by or acquired from SBG Energy Services, LLC
(3)	Any assets used in, or entities engaged primarily in, providing pipeline inspection and integrity services
(4)	Additional equity interest in Cypress Energy Partners – TIR, LLC, Tulsa Inspection Resources, LLC, Tulsa Inspection Resources – Nondestructive Examination, LLC, Tulsa Inspection Resources – Canada ULC and Foley Inspection Services ULC.